Exhibit 3.475

State of Delaware Secretary of State Division of Corporations Delivered 01:41 PM 03/17/2011 FILED 01:37 PM 03/17/2011 SRV 110310387 – 4955297 FILE

CERTIFICATE OF FORMATION

OF

TWC NEWS AND LOCAL PROGRAMMING LLC

This Certificate of Formation of TWC News and Local Programming LLC (the “Company”) is being executed by the undersigned for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act.

1. The name of the Company is TWC News and Local Programming LLC.

2. The address of the registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801. The name of the Company’s registered agent at such address is The Corporation Trust Company.

3. This Certificate of Formation shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned, an authorized person of the Company, has executed this Certificate of Formation this 17th day of March, 2011.

/s/ Riina Tohvert
Riina Tohvert,
Authorized Person